FOR IMMEDIATE RELEASE

            COVISTA COMMUNICATIONS, INC. ANNOUNCES OPERATING RESULTS
               FOR QUARTER AND NINE MONTHS ENDED OCTOBER 31, 2004

CHATTANOOGA, TN - December 10, 2004 - Covista Communications, Inc. (NASDAQ symbol: CVST) today announced operating results for the three and nine-month periods ended October 31, 2004.

For period ended October 31, 2004, the Company significantly improved its cash position and overall balance sheet when compared to prior periods. As of October 31, 2004, cash on hand was $8,505,000 with zero bank debt and positive working capital of $4,228,000. At January 31, 2004, the Company had cash on hand of $3,797,000, bank debt of $1,326,000 and a working capital deficit of $6,088,000. This $10,316,000 improvement in working capital is the result of proceeds received from the previously announced sale of selected customers and assets to PAETEC.

The Company expects to receive total cash proceeds of $14,928,000 from PAETEC, of which $12,667,000 has been received to date. The Company has deferred the expected net gain of $1,631,000 until future contingencies are resolved. Operating results for the period ended October 31, 2004 reflect a net charge of $1,505,000 to write down tangible and intangible assets related to the customers sold to PAETEC.

For the three months ended October 31, 2004, the Company reported a loss of $2,233,000 or $0.13 a share on revenues of $12,552,000 as compared with a loss of $173,000 or $0.01 per share on revenues of $20,337,000 from the prior year's fiscal period. The Company reported a loss of $5,383,000 or $0.30 per share on revenues of $49,101,000 for the nine months ended October 31, 2004, as compared with a loss of $1,836,000 or $0.10 per share on revenues of $65,064,000 for the comparable period in the prior fiscal year.

John Leach, Jr., Covista's President and Chief Executive Officer, stated, "The significant improvement in our working capital position will allow us to accelerate our sales and marketing efforts as we continue to develop our VOIP deployment strategy."

We are providing the following consolidated summary of operations (unaudited) for the three and nine-month periods ended October 31, 2004 and 2003 (000's except for per share data):

                                    Three-Months Ended October 31         Nine-Months Ended October 31
                                         2004          2003                  2004              2003
                                  --------------------------------------------------------------------
Revenues                               $12,552         $20,337            $49,101           $65,064
Operating expenses                     (12,966)        (20,442)           (52,475)          (66,665)
Sale of assets                          (1,505)             --             (1,505)               --
Operating loss                          (1,919)           (105)            (4,879)           (1,601)
Other expense, net                        (314)            (68)              (504)             (235)
Net loss                                (2,233)           (173)            (5,383)           (1,836)
Comprehensive loss                     $(2,233)          $(173)           $(5,383)          $(1,836)
                                  ------------------------------------------------------------------
Basic loss per common share             $(0.13)         $(0.01)            $(0.30)           $(0.10)
Diluted loss per common share           $(0.13)         $(0.01)            $(0.30)           $(0.10)
Average number of common shares
         Basic                          17,822          17,806             17,822            17,791
         Diluted                        17,822          17,806             17,822            17,791





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About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga, Dallas and Minneapolis. Covista operates Network Operation, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-k and form 10-q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.


Contact:
Frank Pazera
Executive Vice President and Chief Financial Officer
Covista Communications, Inc.
Tel: (423) 648-9500
Fax: (423) 648-9502
E-mail: fpazera@covista.com